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                                                                     EXHIBIT 3.4

                                   CERTIFICATE OF AMENDMENT
                                              TO
                                 AMENDED AND RESTATED BY-LAWS
                                              OF
                                  ISTA PHARMACEUTICALS, INC.

        The undersigned, being President and Chief Executive Officer of ISTA Pharmaceuticals, Inc., hereby certifies that the board of directors of the corporation duly adopted resolutions that amended the Amended and Restated By-Laws of the corporation dated June 30, 2000 (the "Prior By-Laws") in the manner provided in Article IX of the Prior By-Laws. Pursuant to such amendment:

1. A new Section 3.14 was added to the Prior By-laws to read, in its entirety, as follows:

               "3.14  ACTIONS REQUIRING SPECIAL BOARD APPROVAL

                      The corporation shall not, without the approval of a
               majority of the total number of directors then in office:

                      (a) Authorize, offer, sell, or issue any equity or debt
               securities of the corporation or any subsidiary of the corporation.

                      (b) Incur indebtedness for borrowed money or guarantee or
               act as a surety for any debt which individually or in the aggregate is in excess of One Million Dollars ($1,000,000).

                      (c) Grant a security interest in assets of the corporation or any subsidiary of the corporation which individually or in the aggregate have a value in excess of Five Hundred Thousand Dollars ($500,000).

                      (d) Sell, lease, sublease, license or otherwise transfer
               any of the rights, title and interest in any material intellectual property of the corporation or any intellectual property of the corporation, whether or not material, relating to pharmaceuticals or biologics.

                      (e) Purchase, license or otherwise acquire any of the
               rights, title or interest in any material intellectual property of any third party relating to pharmaceuticals or biologics.

                      (f) Approve any annual business plan or budget or any
               material revisions thereto.

                      (g) Hire or terminate any executive officer of the
               corporation, including the Chief Executive Officer and Chief Financial Officer."
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2. Section 4.1 of the Prior By-Laws was amended to read, in its entirety, as follows:

               "4.1.   COMMITTEES OF DIRECTORS
                       -----------------------

                      The board of directors shall have the following
               committees, each of which shall be in compliance with all applicable federal and state securities laws and NASD Rules and shall consist of three (3) members of the board of directors: the Audit Committee, the Compensation Committee and the Nominating Committee. The duties of the Audit Committee shall include the supervising the preparation and reviewing the corporation's periodic financial statements and such other duties as are specified in the Audit Committee Charter, as amended from time to time. The duties of the Compensation Committee shall include authorizing the compensation of any executive officer, setting the number of shares reserved under the corporation's option pool and setting the corporation's employee compensation guidelines. The duties of the Nominating Committee shall include recommending to the board of directors for their approval the hiring and the termination of any executive officer of the corporation, including the chief executive officer and chief financial officer (pursuant to Section 3.14(g)), and nominating any new member(s) of the board of directors.

               In addition to the foregoing, the board of directors may, by resolution passed by a majority of the whole board, designate one or more other committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such other committee, to the extent provided in the resolution of the board of directors, or in this amended and restated bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority (i) to approve or adopt or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) to adopt, amend, or repeal any amended and restated bylaws of the corporation; and, unless the board resolution establishing the committee, the amended



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               and restated bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law."

3. Section 5.4 of the Prior By-Laws was amended to read, in its entirety, as follows:

               "5.4  REMOVAL AND RESIGNATION OF OFFICERS; FILLING VACANCIES

                      Subject to the rights, if any, of an officer under any
               contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Nominating Committee of the board of directors at any regular or special meeting thereof or by any officer upon whom such power of removal may be conferred by the Nominating Committee of the board of directors.

               Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

               Any vacancy occurring in any office of the corporation shall be filled by the Nominating Committee of the board of directors."

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      IN WITNESS WHEREOF, ISTA Pharmaceuticals, Inc. has caused this certificate to be signed by Vicente Anido, Jr., its President and Chief Executive Officer, this 19th day of November, 2002.



                                    -------------------------------
                                    Vicente Anido, Jr., Ph.D.
                                    President and Chief Executive Officer